Exhibit 99.1

Hecla Announces Pricing of Offering

COEUR D’ALENE, Idaho—(BUSINESS WIRE)—Sept. 8, 2008—Hecla Mining Company (NYSE:HL) (“Hecla”) today announced that it has set the price for its public offering of 31 million shares of common stock. The Company has granted the underwriters a 30-day option to purchase up to an additional 4 million shares of common stock to cover over-allotments, if any. The shares are being offered to the public at $5 per share. The offering is expected to settle and close on September 12, 2008, subject to customary closing conditions.

The estimated net proceeds from the common stock offering are expected to be approximately $147 million ($166.1 million assuming the exercise in full of the underwriters’ over-allotment option). The estimated net proceeds from the offering will be used, together with cash on hand, cash from continuing operations, and, to the extent necessary, cash from other alternative sources, to repay Hecla’s indebtedness under its bridge facility.

Merrill Lynch & Co. and Scotia Capital are acting as the joint book-running managers of the offering. BMO Capital Markets and RBC Capital Markets are acting as co-managers for the offering. Copies of the preliminary prospectus supplement and related prospectus may be obtained from: Merrill Lynch & Co., 4 World Financial Center, Attn: Prospectus Department, New York, New York 10080, phone: 212-449-1000, or from Scotia Capital, Equity Capital Markets, One Liberty Plaza, 25th Floor, New York, New York 10006, phone: 212-225-6853.

The shelf registration statement relating to the foregoing has previously been filed with the U.S. Securities and Exchange Commission and became effective upon filing. This press release does not constitute an offer to sell or a solicitation of an offer to buy the shares of common stock or any other securities, nor will there be any sale of the shares of common stock or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offering of common stock will be made only by means of a prospectus and prospectus supplement.

Hecla Mining Company, headquartered in Coeur d’Alene, Idaho, mines, processes and explores for silver and gold in the United States and Mexico. A 117-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla’s common shares are traded on the New York Stock Exchange under the symbol “HL.”

Statements made which are not historical facts, such as anticipated payments or purchases are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company’s Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Hecla’s Home Page can be accessed on the Internet at

www.hecla-mining.com.

CONTACT:	Hecla Mining Company Vicki Veltkamp, 208-769-4128 vice president – investor and public relations

SOURCE:	Hecla Mining Company